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                                  EXHIBIT 4.2




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                               FIRST AMENDMENT TO

                              SANDY SPRING BANCORP
                CASH AND DEFERRED PROFIT SHARING PLAN AND TRUST
                            AS AMENDED AND RESTATED


This FIRST AMENDMENT, made and executed at Olney, Maryland on the 6th day of October, 1993, but to be effective as of January 1, 1987, by and between SANDY SPRING BANCORP, a corporation organized and existing under the laws of the state of Maryland (hereinafter referred to as "Employer"), and SANDY SPRING NATIONAL BANK OF MARYLAND (hereinafter referred to as "Trustee").


                                  WITNESSETH:

WHEREAS, the Employer established the "Sandy Spring Bancorp Cash and Deferred Profit Sharing Plan and Trust" (hereinafter referred to as the "Plan") which became effective January 1, 1982; and

WHEREAS, said Plan has been amended periodically to conform to legislation and other administrative matters; and

WHEREAS, it is now desired to further amend said Plan;

NOW, THEREFORE, the parties hereto agree as follows:

1. Adoption Agreement Section 6.02, Method of Payment of Accrued Benefit, shall be amended by revoking the election made at Section 6.02(a) and substituting the following new election under Section 6.02(e):

     "[x] (e) If the Plan invests in qualifying Employer securities, as described in Section 10.03(F), a Participant eligible to elect distribution under Section 6.03 may elect to receive that distribution in Employer securities only in accordance with the provisions of the addendum to this Adoption Agreement, numbered 6.02(e)."

2. Addendum to Adoption Agreement Section 6.02(e) shall be added as provided in the attachment to this Amendment.

All other provisions of said Plan shall remain in full force and effect.




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IN WITNESS WHEREOF, the Employer and the Trustee have executed this First
Amendment on the day and year first above written.


                                    SANDY SPRING BANCORP



  /s/  Mitzi Roca                            By:  /s/ Marjorie S. Cook
-----------------------------------------        -----------------------------
Witness

                                                    SANDY SPRING NATIONAL BANK
                                                    OF MARYLAND



  /s/  Mitzi Roca                            By:  /s/ Bruce J. Brevins
-----------------------------------------        ------------------------------
Witness




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